Exhibit 15.1

PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers Panamá
PricewaterhouseCoopers, S. A.
Ave. Samuel Lewis y Calle 55 E,
Apartado 0819-05710
El Dorado Panamá R. P.
Teléfono (507) 206-9200
Fax (507) 264-5627

Consent of Independent Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 No. 333-142898 of Bancolombia S.A. of our report dated June 28, 2008 relating to the financial statements of Banagrícola, S.A. and its subsidiaries as of December 31, 2007 and for the year then ended, which appears in this Form 20-F filed, before the Securities and Exchange Commission “SEC” on July 8, 2008, as amended by Amendment No. 1 filed with SEC on June 29, 2009 and this Amendment No. 2 filed with the SEC on July 23, 2009.
/s/ PricewaterhouseCoopers, S.A.
July 23, 2009
Panama, Republic of Panama